EXHIBIT 21.1

             LIST OF SUBSIDIARIES OF MEDICAL MEDIA TELEVISION, INC.

1.    PetCARE Television Network, Inc.

2.    African American Medical Network, Inc.

3.    KidCARE Medical Television Network, Inc.